Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-45298) and Registration Statements (Form S-3 No. 333-91496 and No. 333-45586) of our report dated March 19, 2004, with respect to the consolidated financial statements of Beta Oil & Gas, Inc. included in the Annual Report (Form 10-K/A) for the year ended December 31, 2003.

ERNST & YOUNG LLP

Tulsa, Oklahoma

April 16, 2004